COMMERCIAL PROPERTY MANAGEMENT AGREEMENT

OWNER: **Dakota UPREIT Limited Partnership**
3003 32nd Avenue South, Suite 250
Fargo, ND 58103

AGENT: Lloyd Property Management Co.
101 S. Reid Street, Ste. 201
Sioux Falls, SD 57103
Attn: Christie Ernst, EVP of Property Management

PREMISES: All commercial spaces in the building commonly known as Midcontinent Communications, consisting of 105,837 rentable square feet, located at 4001 West Cayman Street and 3901 North Louise Avenue in Sioux Falls, South Dakota, Minnehaha County.

LEGAL: Lot 1A Block 1 of Thelin Business Center Addition to the City of Sioux Falls, and Lot 1A Block 2 of Thelin Business Center Addition to the City of Sioux Falls.

DATE: March 1, 2024

THIS PROPERTY MANAGEMENT AGREEMENT (the "***Agreement***"), is entered into on the date written above, by and between the Owner as designated above, and the Agent, as designated above. Owner is the owner of the Premises designated above and hereby engages the services of Agent as an independent contractor to manage and lease the Premises, subject to the terms and conditions of this Agreement.

IN CONSIDERATION of the management and leasing functions to be performed by Agent under this Agreement, and the payments by Owner to Agent for the services rendered hereunder, the parties mutually agree as follows:

1. **ENGAGEMENT AND APPOINTMENT**. The Owner hereby engages the services of Agent for the term of this Agreement as its sole and exclusive manager for the Premises. Owner appoints and designates Agent as its duly authorized representatives to perform the functions and services listed in this Agreement in the name of and on behalf of Owner.

2. **FUNCTIONS AND SERVICES OF AGENT:** Agent agrees to perform the following services as manager of the Premises and shall have the full power and authority for, on behalf of, and in the name of Owner to perform the same:

2.1 PERSONNEL. Agent, at its sole discretion, shall investigate, hire, employ, pay, supervise and discharge the personnel, both employees and independent contractors, necessary in order to properly maintain and operate the Premises, including managers, janitors, and maintenance personnel as deemed necessary by Agent. Except as provided elsewhere herein, all compensation, including, without limitation, salaries, benefits, or fees, rendered by Agent to employees and independent contractors serving the Premises shall be charged to Owner and Owner shall promptly reimburse Agent such compensation.

2.2 OPERATING BUDGET. Agent shall prepare and submit to the Owner, approximately 60 days prior to the beginning of each calendar year, an annual operating budget setting forth the itemized, estimated receipts, disbursements, and expenditures of the Premises for each calendar year including any partial calendar year to which this Agreement may relate. Approval of this budget by Owner prior to the commencement hereof and any calendar year hereafter, or, if Owner fails to approve or disapprove of the same, shall constitute authorization of Agent to make the expenditures and incur the obligations provided for in said budget; provided, however, that Owner acknowledges and agrees that the budget is only intended to be an estimation of anticipated receipts, disbursements, and expenditures and shall not limit Agent from expending such sums as may be necessary to operate the Premises as a first-class commercial office building in the City of Sioux Falls, South Dakota.

2.3 RECORDS AND REPORTS. Agent shall render a monthly statement of receipts, disbursements, and charges to the Owner. In the event that disbursements and charges shall be in excess of receipts, the Owner agrees to pay such excess upon receipt of an invoice therefor. Notwithstanding the foregoing, nothing herein contained shall obligate the Agent to advance its own funds on behalf of the Owner. If the Agent shall elect to advance any money in connection with the Premises, the Owner agrees to reimburse the Agent forthwith and hereby authorizes the Agent to deduct such advances from any monies due to the Owner. Unless otherwise requested in writing by Owner and agreed to by Agent, Agent shall not be responsible for preparing or filing any tax related return, reconciliation or report to any governmental agency. In addition to the Agent's recording and reporting obligations set forth in in this Section, Agent shall comply with the Accounting Services (if any) as set forth on **Exhibit A**, attached hereto and incorporated herein by this reference. Upon termination of this Agreement, Agent shall deliver copies of all such records and books of account to Owner, but Agent likewise shall be entitled to retain copies.

2.4 ADVERTISING AND PROMOTION. Subject to Section 2.4 below, Agent shall serve as the exclusive listing agent for the Premises and shall advertise the availability for lease of the Premises through commercially reasonable and proper means and display signs thereon as Agent may deem reasonably necessary.

2.5 LEASING OF PREMISES.

(a) *Renewals*: As part of this Agreement, Owner authorizes Agent to enter into a Co-Operating Brokerage & Management Agreement with Lloyd Real Estate, LLC d/b/a Lloyd Companies ("***LRE***"), which agreement shall set forth the usual and customary terms and conditions under which LRE shall act as the agent of Owner for purposes of all lease renewals contemplated in such lease agreements with respect to the Premises (i.e. an option right to extend the lease). For such services, Owner agrees that it shall pay LRE a fee equal to 1% fee of the base rent during the new lease term for any such renewal(s) contemplated in such lease agreements, plus applicable sales tax. For avoidance of doubt, the foregoing fee shall not be deemed to be inclusive of or cover the expense of the fees that an outside third-party brokerage may request as part of such outside third-party brokerage's representation of a tenant. In addition, the fee referred to herein shall not be deemed to include any out-of-pocket expenses of LRE or Agent that would customarily be reimbursed by Owner. Agent shall not incur expenses for advertising in excess of the budgeted amount without the prior approval of Owner. In

the event that LRE represents Owner in the renewal or extension of a lease with a current tenant, but such lease renewal or extension is not contemplated within the original lease, then Owner agrees that it shall pay LRE a fee equal to 3% fee of the base rent during the new lease term, plus applicable sales tax.

(b) *Vacancies*: In the event there is vacant space available for lease within the Premises, Owner agrees to enter into a separate Listing & Agency Agreement with LRE, which agreement shall set forth the customary terms and conditions under which LRE shall act as the agent of Owner for purposes of brokerage and marketing services related to leasing any available space to a new tenant. Such terms and conditions shall include, without limitation, that Owner shall pay to LRE a fee equal to 6% fee of the base rent during the new lease term, plus applicable sales tax, which fee may be shared with any outside third-party brokerage that may be representing a prospective tenant, as determined in the discretion of LRE.

(c) In all cases, neither Agent nor LRE shall not discriminate based on race, color, creed, religion, sex, national origin, age, handicap, or familial status, and will comply with all applicable federal, state, and local equal opportunity requirements.

2.6 COLLECTION OF INCOME AND SECURITY DEPOSITS. Agent shall collect, demand, request and receive assessments, rentals, taxes, insurance premiums, reimbursements, common area maintenance charges, and other charges of any kind, including, without limitation, administrative charges, non-negotiable check charges, and interest. Agent may terminate tenancies and handle tenants' security deposits and, on the Owner's behalf, comply with applicable state or local laws concerning responsibility for such security deposits and interest, if any. Agent shall sign and serve such notices as are deemed necessary by Agent in the performance of the functions set forth herein.

2.7 INSTITUTION OF ACTION. Upon the prior notice to and consent from Owner, Agent may institute and prosecute actions to evict tenants and to recover possession of the Premises. Agent may further sue in the name of the Owner and recover rent and other sums due and, when expedient, settle, compromise and release such actions or suits or reinstate such tenancies, the costs of which, including any reasonable legal fees and court costs, shall be charged as an expense to the Owner. Owner shall reimburse Agent for all expenses of litigation including attorney's fees, filing fees, and court costs when Agent does not recover from tenants. Agent may select the attorney of its choice to handle such litigation, unless previously directed otherwise by the Owner. Agent shall use reasonable efforts to minimize legal fees. Agent shall locate in a conspicuous place at the Premises a notice that the Agent is authorized to manage the Premises and that Agent is authorized by the Owner to accept service of process and to receive and give receipt for notices and demands, in accordance with state law.

2.8 MAINTENANCE; REPAIR AND OPERATIONS. Agent, at the sole cost and expense of the Owner, shall maintain and keep the Premises in a good operating condition and state of repair and, where necessary, make contracts and arrangements for securing water, electricity, gas, fuel, oil and other services necessary for the successful operation of the Premises. Agent shall cause to be made and supervise necessary repairs and alterations to the Premises. Expenditures for repairs, alterations, decorations or furnishings in excess of $2,500 for any one item, except monthly or recurring operating charges in accordance with the budgeted amount, shall require the prior approval of Owner, except in instances where such expenditure is necessary to protect the Premises from material damage, to prevent

injury to persons or loss of life, or to continue services to tenants, all of which shall be at the sole cost and expense of the Owner. This shall include selecting, contracting with and supervising the performance of, and authorizing, on behalf of the Owner, the payment of fees and charges for, all maintenance costs and expenses, including, without limitation, those incurred by maintenance personnel employed by Agent, as well as any independent contractors required for proper maintenance and operation of the Premises.

2.9 INSPECTIONS. On a weekly basis, one or more of Agent's representatives will walk the Premises (not including individual units) in an effort to ensure the Premises are being maintained in a clean and presentable manner. If, during the course of the walk through, Agent notices any condition on the Premises that may require a third-party vendor to inspect and potentially repair a portion of the Premises, then Agent shall notify Owner regarding the same. By way of example only, if Agent notices that a deck on the Premises appears to need structural inspection and/or maintenance, Agent will notify Owner regarding the same and the parties will collectively identify the appropriate vendor to further inspect the deck and, if necessary, repair the same. Notwithstanding the foregoing, Owner acknowledges and agrees that Agent is not an engineer, architect, contractor, etc., and will only be able to identify matters which Agent's representative(s) believes are readily identifiable through the course of a simple walk through of the Premises.

No less than on a biannual basis, Agent shall inspect the Premises with the Owner and shall prepare an inspection report for the Owner's review. Agent shall use its best efforts to conduct such inspections with its own employees to minimize expense except when the inspections are in subject matters that Agent believes require a third-party vendor to complete the inspection. If Agent believes a third-party vendor is necessary, then Agent will be authorized to identify and select a vendor to complete the inspection. Notwithstanding the foregoing, in the event the cost to complete the inspection will be greater than $2,500.00, then Agent and Owner will collectively identify and select a vendor to complete the inspection. Regardless, Owner agrees that any fees payable to a third party as a result of such inspections shall be at the expense of Owner.

2.10 INSURANCE. Agent shall be responsible for maintaining appropriate levels of workers' compensation insurance covering Agent's employees. Further, Agent shall be responsible for maintaining appropriate levels of insurance to protect its business interests, as determined by Agent, in Agent's sole discretion. Except as set forth in this Section, Agent shall have no additional responsibilities as it relates to insurance. In the event of any accidents or claims that Agent is made aware of, the Agent will notify Owner and, thereafter, Owner shall cause to have such accidents or claims promptly investigated and make a full written report as to all accidents or claims for damage relating to the ownership, operation, and maintenance of the Premises, including any damage or destruction of the Premises and the estimated costs of repair, and shall cooperate and make any and all reports required by any insurance company in connection therewith.

2.11 SPECIFIC DUTIES. Any other additional services or duties to be performed by Agent hereunder shall be as set forth on Exhibit A.

2.12 ORDINARY AND CUSTOMARY SERVICES. Agent shall provide ordinary and customary services to tenants and any other parties related to the management or operation of the Premises. Agent is under no obligation to provide unusual or non-customary services to tenants or any other parties related to the management or operation of the Premises.

2.13 COMPLIANCE WITH LAWS AND REGULATIONS. Agent shall comply with all statutes, ordinances, laws, rules, regulations and orders of any federal, state or municipal government and all appropriate departments, commissions, boards and offices having jurisdiction over the Premises, which are applicable to Agent and relate Agent's management of the Premises.

2.14 SERVICES NOT PROVIDED. While Agent may provide input on various legal, accounting, tax, and regulatory aspects related to the operation of the Premises, it is neither a law firm nor an accounting firm and is not qualified to provide legal, accounting, tax, or regulatory services. Owner agrees that it will rely on its own advisors for advice in these areas, including, without limitation for the drafting of leases, amendments, renewals, purchase agreements, tax returns and audits.

3. **GENERAL COVENANTS AND DUTIES OF OWNER:** Without limiting the generality of anything contained herein, Owner covenants and agrees as follows:

3.1 WORKING CAPITAL. Owner agrees to provide and maintain working capital sufficient at all times to assure the uninterrupted and efficient operation of the Premises.

3.2 PAYMENTS. Owner shall, as soon as commercially practicable following the execution of this Agreement, provide to Agent a list of scheduled payments (i.e. mortgages, notes, etc.) to be made by Agent.

3.3 EXAMINE ANNUAL BUDGET REPORT. Owner shall promptly examine each annual report and budget submitted to Owner by Agent and notify Agent within 30 days following receipt of the same with Owner's comments and/or proposed modifications.

3.4 LICENSURE. Owner shall cooperate with Agent in applying for, obtaining, maintaining and transferring (if necessary) all licenses, permits and contracts as required for the operation of the Premises.

3.5 COMPLIANCE. Owner shall comply with all statutes, ordinances, laws, rules, regulations and orders of any federal, state or municipal government and all appropriate departments, commissions, boards and offices having jurisdiction over the Premises, which are applicable to Owner and/or relate to the use or manner of use of the Premises. Agent does not assume, and is given no responsibility for, compliance of any building located on the Premises or any equipment therein with the requirements of any statute, ordinance, law, or regulation of any governmental body or of any public authority or official thereof having jurisdiction, except to notify the Owner promptly or forward to the Owner promptly any complaints, warnings, notices, or summonses received by it relating to such matters. Owner represents that the Premises and such equipment located thereon comply with all such requirements. Owner authorizes the Agent to disclose the ownership of the Premises to the applicable officials and agrees to indemnify and hold harmless the Agent, its representatives, servants and employees, of and from all loss, cost, expense, and liability whatsoever which may be imposed on them or any of them by reason of any present or future violation or alleged violation of such laws, ordinances, statutes or regulations.

3.6 DISCLOSURE. Owner represents and warrants that it has disclosed to Agent all material facts, circumstances, defects, safety concerns, and other matters which may impact the condition of the Premises, tenants' use and possession of the Premises, and Agent's exercise of its duties and obligations

hereunder. Owner shall provide Agent with a complete set of plans and specifications and copies of all guarantees and warranties pertinent to the construction of the Premises and all fixtures, and equipment located thereon.

3.7 INDEMNIFICATION. Everything done by Agent pursuant to the provisions of this Agreement shall be done as an agent of Owner and all obligations incurred hereunder, except as specified otherwise, shall be for the account of, at the expense of, and on behalf of Owner. Owner agrees to indemnify, defend, and hold harmless Agent, and its members, directors, officers, affiliates, agents and employees, from and against any and all claims, costs, demands, actions, suits, damages, loss, liabilities, and expenses, including, without limitation, attorney's fees, accounting fees and litigation expenses, and court costs which Agent may incur or which may arise out of or on account of this Agreement and the performance of the duties and services set forth herein and from liability for personal injury, including death or property damage experienced by any employee, tenant, independent contractor or other person or entity whatsoever. Notwithstanding the foregoing, the indemnification contained herein shall not apply in the event of Agent's gross negligence or willful misconduct.

3.8 COSTS AND EXPENSES. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Owner shall pay all costs and expenses incurred in the operation and maintenance of the Premises, including but not limited to, payment of any costs and expenses incurred by Agent in executing its duties as set forth herein and payment of Agent's compensation as set forth herein. Said costs shall specifically include, but not be limited to, maintenance and repair of the Premises, reasonable attorney's fees and Agent's costs and time in connection with any claim, proceeding, or suit involving an alleged violation by the Agent or the Owner, or both, of any law pertaining to fair employment, fair credit reporting, environmental protection, rent control, taxes, or fair housing, including, but not limited to, any law prohibiting, or making illegal, discrimination on the basis of race, sex, creed, color, religion, national origin, mental or physical handicap, or familial status provided, however, that the Owner shall not be responsible to the Agent for any such expenses in the event the Agent is finally adjudicated to have personally, and not in a representative capacity, violated any such law. Nothing contained herein shall obligate the Agent to employ counsel to represent the Owner in any such proceeding or suit. Owner further agrees to pay reasonable expenses (or an apportioned amount of such expenses where other property owners contracting with Agent for the same or similar services also benefit from the expenditure) incurred by the Agent in obtaining legal advice regarding compliance with any law affecting the Premises or activities related thereto.

3.9 PAYMENT NOTICE. Owner shall give adequate advanced written notice to the Agent if the Owner desires that the Agent make payment, out of the proceeds from the Premises, of mortgage indebtedness, general taxes, special assessments, or fire, steam boiler, or any other insurance premiums. In no event shall the Agent be required to advance its own money in payment of any such indebtedness, taxes, assessments, or premiums.

3.10 OWNER REPRESENTATIONS AND WARRANTIES. Owner represents and warrants that: Owner has full power and authority to enter this Agreement; that there are no written or oral agreements affecting the Premises; that there are no recorded easements, restrictions, reservations, or rights of way which adversely affect the use of the Premises for the purposes intended under this Agreement; that to the best of Owner's knowledge, the property is zoned for the intended use; that all leasing and other permits for the operation of the Premises have been secured and are current; that the building and its construction and operation do not violate any applicable statutes, laws, ordinances, rules, regulations,

orders, or the like (including, but not limited to, those pertaining to hazardous or toxic substances); that the building does not contain any toxic or hazardous substance; and that no unsafe condition exists.

3.11 PAST DUE AMOUNTS. Owner agrees that any amounts due under this Agreement which extend beyond 30 days from the date in which such amounts were due to Agent may, at Agent's discretion, be subject to a finance charge of 1% per month until such amounts have been paid in full.

3.12 SALES TAXES. Owner agrees that it shall be solely responsible for any and all sales taxes that result from the services provided under this Agreement, including, without limitation, those services provided by Agent, its representatives, vendors, and leasing agents.

3.13 MARKS; COMMUNICATION; DISCLOSURES. Owner acknowledges that the Lloyd Companies name and all other business names, copyrights, designs, distinguishing characteristics, domain names, emblems, insignia, logos, slogans, service marks, symbols, trademarks, trade dress and trade names (whether registered or unregistered) used by Agent, Lloyd Companies or any of its affiliates (collectively, the "***Marks***"), have acquired a secondary meaning or distinctiveness which indicates the Premises are operated by or with Agent's approval.

(a) Owner agrees not to use the name of Lloyd Companies, Agent or any of their affiliates in any publications, documents, marketing materials, solicitation, promotions, memoranda, disclosures, without the prior written consent of Agent, which may be withheld in Agent's discretion.

(b) Any use of the Marks on any of the items in Subsection 3.13(a) above must conform to Agent's requirements, including the identity and graphics standards determined by Agent or its affiliates. Given the changing nature of technology, Agent has the right to withhold its approval, and to withdraw any prior approval, and to modify its requirements at any time and from time to time.

(c) Owner agrees, as a direct covenant with Agent and its affiliates, that Owner will comply with all of the provisions of this Agreement related to the manner, terms and conditions of the use of the Marks and the termination of any right on Owner's part to use any of the Marks.

(d) Any non-compliance by Owner with this covenant or the terms of this Agreement related to the Marks, or any unauthorized or improper use of the Marks, will cause irreparable damage to Agent and/or its affiliates and is a material breach of this Agreement.

(e) Any offering by Owner of securities requires Agent's review if Owner uses the Marks or refers to Agent, Lloyd Companies, their affiliates or this Agreement in Owner's offering. All materials required by any applicable law for the offer or sale of those securities must be submitted to Agent for review at least thirty (30) days before the date Owner distributes those materials or files them with any governmental agency, including any materials to be used in any offering exempt from registration under any applicable securities laws.

(i) Agent has the right to approve and description of this Agreement or of Owner's relationship with Agent, or any use of the Marks, contained in any prospectus, offering memorandum or other communications or materials Owner may use in the sale

of offer of any securities. Owner may not use any of the Marks except as legally required to describe the Premises in these documents. Agent's review of the documents will not in any way be considered Agent's agreement with any statements contained in those documents, including any projections, or Agent's acknowledgement or agreement that the documents comply with applicable laws.

(ii) Owner may not sell any securities unless it clearly discloses to all purchasers and offerees that Agent, its affiliates, and its or their respective officers, directors, agents or employees: (a) will not in any way be deemed an issuer or underwriter of the securities, as those terms are defined in applicable securities laws; and (b) have not assumed and will not have any liability or responsibility for any financial statements, prospectuses or other financial information contained in any prospectus or similar written or oral communication. Owner may not state, represent, or imply that Agent, Lloyd Companies, or any other of their affiliates, participate in or endorse any securities or any securities offering in any manner whatsoever.

(iii) Owner must indemnify, defend and hold the Agent, Lloyd Companies and their affiliates free and harmless of and from any and all liabilities, costs, damages, claims or expenses arising out of or related to the sale or offer of any of Owner's securities to the same extent as provided in Section 3.7 of this Agreement.

(f) Owner will reimburse Agent for all reasonable out of pocket expenses incurred by Agent in relation to the review of Owner's documents referred to in this Section 3.13, including reasonable attorneys' fees.

4. **COMPENSATION TO AGENT**. In consideration of the services to be performed by Agent under this Agreement, Owner shall compensate Agent in accordance with the Agent Compensation Terms and Conditions, attached hereto as **Exhibit B** and incorporated herein by this reference.

5. **INSURANCE**. Owner shall be responsible to cause to be placed in force, all forms of insurance needed to adequately protect the Owner, the Agent, and the Premises (or as required by law), including, where appropriate:

(a) Commercial general liability insurance to include common areas (including elevators) with a minimum limit of $1,000,000.00 for bodily injuries, death or property damage per occurrence and a minimum limit of $2,000,000.00 in the aggregate. General aggregate limit shall apply per location,

(b) Fire and extended Property insurance covering the building enclosing the Premises for full replacement values providing property protection under special cause of loss coverage form,

(c) Loss of business income insurance, including rents,

(d) Workers' compensation and Employers' Liability insurance for all of its employees, in accordance with applicable state law, if the Owner has employees,

(e) Umbrella or Excess Liability insurance (not less than $1,000,000),

(f) Boiler insurance (if a boiler is present on the Premises),

(g) Burglary and theft insurance.

The Agent, its officers, officials, employees, and volunteers are to be covered as additional insureds on the commercial general liability using ISO form CG 20 26 04 13 or its equivalent. For any claims related to this contract, the Owner's insurance coverage shall be primary coverage as respects the Agent, its officers, officials, employees, and volunteers. Any insurance or self-insurance maintained by the Agent, its officers, officials, employees, or volunteers shall be excess of the Owner's insurance and shall not contribute with it. Owner shall provide Agent with all certificates of insurance evidencing the above coverages annually and upon request by Agent. All policies shall provide for 30 days' written notice to Agent prior to cancellation. Owner shall procure an appropriate clause in, or endorsement on, each of its policies for fire or extended coverage insurance and on all other forms of property damage insurance including, but not limited to, coverage such as water damage, property damage, boiler and machinery insurance and sprinkler leakage insurance, covering the Property and any buildings located on the Property or personal property, fixtures or equipment located thereon, whereby the insurer waives subrogation or consents to a waiver of the right of recovery against Agent, and having obtained such clause or endorsement of waiver of subrogation or consent to a waiver of right of recovery, Owner hereby agrees that it will not make any claim against or seek to recover from Agent for any loss or damage to property of the type covered by Owner's insurance.

6. **Term**. The term of this Agreement shall be for a period of one (1) year from the date of this Agreement, and shall automatically renew thereafter until either party provides the other with not less than 60 days' notice of termination hereof.

7. **Default; Termination Rights**. This Agreement may be terminated upon the occurrence of any of the following events:

(a) If Agent fails to substantially provide the services or reports which it has promised herein, and such default shall continue for a period of 30 days after notice thereof by Owner to Agent, then in case of any such event and upon the expiration of the cure period applicable thereto, Owner may terminate this Agreement by written notice to the Agent;

(b) If the Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement, and such default shall continue for a period of 30 days after notice thereof by Agent to the Owner (or 15 days after notice thereof for a payment obligation due hereunder), then in case of any such event and upon the expiration of the cure period applicable thereto, Agent may terminate this Agreement by written notice to the Owner;

(c) If the Premises or any substantial portion thereof shall be damaged or destroyed by fire or other casualty and if a reasonable estimate of the time required to repair, restore, or rebuild such damaged Premises to its condition prior to such fire or other casualty

exceeds 180 days, either party may terminate this Agreement by written notice to the other party;

(d) If Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of the Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against the Owner in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment, on the application of a creditor, adjudication the Owner a bankrupt or insolvent or approving a petition seeking reorganization of the Owner or appointing a receiver, trustee or liquidator of the Owner or of all or a substantial part of the assets of the Owner, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 consecutive days, then Agent may terminate this Agreement by written notice to the Owner;

(e) Upon the consummation of a bona fide sale of the Premises and delivery of possession thereof to a new owner;

(f) Upon a taking under eminent domain, or other like proceedings, this Agreement shall terminate with respect to the portion of the Premises so taken, but shall remain in full force and effect with respect to the balance of the Premises; provided, however, that if the taking is all or a substantial portion of the Premises so as to render the same unfit for the intended use of this Agreement shall terminate on the date when said taking occurs; or

(g) Either party may terminate this Agreement by 60 days' written notice to the other party.

In the event of termination of this Agreement, the Owner and Agent shall account to each other with respect to all matters outstanding as of the date of termination. Owner shall furnish the Agent security against any outstanding obligations or liabilities which the Agent may have incurred hereunder, and the Agent shall turn over to the Owner all records, documents or other instruments, waiting lists, and any and all other files and papers in its possession pertaining to the Agent's performance under this Agreement.

8. **AGENCY**. In respect to the performance of all the services described in this Agreement, including the employment of all personnel and independent contractors, the acquisition of all supplies and contracting for services required in the operation of the Agent, Agent shall be acting solely as the agent of the Owner and shall not be required to pledge its own credit for operation of the Agent, all of which shall be solely for Owner's account. Should any credit be extended for Owner's account upon Agent's reputation and should the extension of such credit result in liability to Agent, Owner agrees to indemnify Agent for any and all expenses incurred by the latter in protecting its interest against claims of creditors.

9. **GENERAL MATTERS**.

9.1 AGREEMENT BINDING. This Agreement shall inure to the benefit of and constitute a binding obligation upon the Owner and Agent, and their respective successors and assigns.

9.2 TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

9.3 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

9.4 ASSIGNMENT. Agent may assign this Agreement in Agent's sole and absolute discretion. Owner may not assign this Agreement without Agent's prior written consent.

9.5 NOTICES. All notices or demands given or required to be given hereunder shall be in writing, shall be deemed effective upon the earlier of three (3) days from mailing or confirmed receipt and sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed to Owner at:

Dakota UPREIT Limited Partnership
Attn: Robin Salter
3003 32nd Avenue South
Fargo, ND 58103
rsalter@dakotareit.com

and to Agent at:

Lloyd Property Management Company
Attn: Christie Ernst
EVP of Property Management
101 S. Reid Street, Suite 201
Sioux Falls, SD 57103

With a copy to:

Lloyd Companies, Inc.
Attn: Dan Doyle
General Counsel
101 S. Reid Street, Suite 201
Sioux Falls, SD 57103

provided that either party by like written notice may designate any different addresses to which subsequent notices shall be sent.

9.6 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the state of South Dakota. Exclusive venue with respect to any litigation related to this Agreement shall be in Minnehaha County, South Dakota.

9.7 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties hereto, with respect to the subject matter hereof, and all prior agreements, whether written or oral, between the parties with respect to such subject matter shall have no further force or effect.

9.8 PRESUMPTION. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

9.9 REMEDIES CUMULATIVE. Upon the breach of this Agreement by any party, the other party shall have available, in addition to any remedies specifically provided for in this Agreement, all other remedies whether legal or equitable in nature, all of which shall be cumulative and not exclusive.

9.10 FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

9.11 PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

9.12 SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

9.13 ATTORNEYS' FEES AND COSTS. The prevailing party in any litigation arising hereunder shall be entitled to its reasonable attorneys' fees and court costs and expenses.

9.14 SEPARATE COUNSEL. The parties hereto expressly acknowledge that it they have been advised to have separate legal counsel review this Agreement and render advice on the terms and provisions herein.

9.15 COUNTERPARTS. This Agreement may be executed in counterpart copies, which shall be deemed to be complete in itself so that any one copy may be introduced in evidence or used for any other purpose without the production of the other counterparts.

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Signatures follow on the next page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

OWNER:

Dakota UPREIT Limited Parntership

By: Danel Jung
Its: Executive Vice President

AGENT:

LLOYD PROPERTY MANAGEMENT CO.

DocuSigned by:
684AF8ADE604475...

By: Christie Ernst
Its: EVP of Property Management

(EXHIBITS TO FOLLOW)

EXHIBIT A

Lloyd Property Management Co. ("LPM") Services	
Accounting Services	
Bill Pay & Bookkeeping	LPM will pay all bills and perform all bookkeeping services for the property.
Advanced Monthly Reporting	LPM will provide the owner with monthly reports. These reports will include: A Budget Comparison, Balance Sheet, 12-Month Income Statement & an Aging Payable & Receivable Report.
Year-End Reporting	LPM will provide end of year reporting to you for tax purposes, these reports include: Working Trial Balance, Reconciled Bank Statements, A/R Listing, Aging Accounts Payable, and a previous year Capital Expenditures List.
Tenant Services	
Maintenance Coordination	LPM will coordinate all maintenance requests including work orders, turns, and vendor repairs as needed.
Rent Collection	LPM will collect the rent every month, charging late fees and interest in accordance with the terms of the applicable leases, & set up payment arrangements as needed. LPM will provide ACH, EFT, e-check options & credit card payment options to the tenant.
24/7 Emergency Response	LPM maintenance staff will be available 24 hours a day to handle all emergency maintenance items that may arise. Maintenance time will be billed to property (or when applicable, to Tenant), per management agreement and/or the terms of the lease.
Tenant Conflict Resolution	LPM will handle all tenant complaints, concerns, and compliments. Included in management fee.
Compliance and Evictions	
Compliance	LPM will ensure the property is operating in compliance with applicable laws, regulations, and city ordinances. Included in management fee other than as specified in management agreement.
Misc. Services	
Software Costs	LPM will provide all software needed for the properties including systems for: time keeping, property management, on-call, mass communications, accounting & training. The cost of this software will be billed back to the property ratably.

EXHIBIT B

AGENT COMPENSATION TERMS AND CONDITIONS

1. **MANAGEMENT FEE.** The "***Management Fee***" shall be paid monthly during the time this Agreement remains in full force and effect and shall consist of the total sum of (a) the greater of (i) 3% of the gross base rent plus applicable sales tax, or (ii) $450.00 plus applicable sales tax, and (b) a $250.00 per month fee for the applicable manager's salary. On each anniversary date of the commencement of this Agreement, the monthly amount payable for the Management Fee during the preceding 12 months, including, without limitation, the fee for the manager's salary, could potentially be increased by 3%. Owner will be made aware of the increase in writing no later than 60 days prior to the increase date. As used herein, "***Gross Receipts***" for any period written above shall mean and include all revenues and income of any kind derived during such period directly or indirectly from the Premises as a result of rental receipts and revenue from the operation of the Premises, including but not limited to all rental receipts, CAM (if applicable), tenant storage receipts, parking receipts (if applicable), late fees, and any other receipts received by the Premises, whether on a cash basis or on credit, paid or unpaid, collected or uncollected (but excluding any rental income write-offs agreed upon by the parties as a result of the monthly reconciliation). Gross Receipts shall include, without limitation, any and all excise and privilege taxes, sale and use taxes.

2. **SALE OF PROPERTY**. In the event Owner desires to sell or transfer the Premises, in consideration of the services to be provided by Agent in the assistance of Owner and the preparation of the Premises for such sale or transfer, the Owner agrees to pay to Agent a one-time fee of $5,000.00. Such fee will be payable by cash, certified check or wire transfer of other immediately available funds at the time of closing such sale or transfer.

3. **OBLIGATIONS ON SALE**. Prior to or concurrent with the sale of transfer of the Premises, Owner agrees to reserve a reasonable sum of funds from the proceeds of such sale for the purpose of satisfying any outstanding invoices, operating expense prorations and reconciliations relating to the Premises. For avoidance of doubt, unless the parties hereto agree in writing to an alternate amount, the amount required to be reserved by Owner shall be a sum equal to the average monthly operating expenses for the Premises, based on the most trailing 12-month expenses.

4. **REFINANCING**. In the event Owner desires to refinance the mortgage or other loan obligations related to or encumbering the Premises through secondary market financing, in consideration of the services to be provided by Agent in the assistance of Owner and the preparation of the Premises for such refinancing, the Owner agrees to pay to Agent a one-time fee per refinancing of $1,000.00. Such fee will be payable by cash, certified check or wire transfer of other immediately available funds at the time of closing such refinancing.

5. **EXPENSES.** The Owner agrees to be responsible, and shall reimburse Agent, for any and all costs, expenses, or fees that Agent incurs on behalf of Owner in accordance with the Agreement. If Agent incurs costs, expenses, or fees on behalf of the Owner, such amounts shall immediately be due and payable and Owner shall immediately reimburse the Agent.

6. **EXTRAORDINARY SERVICES.** If Agent is called upon by Owner to perform services not customarily a part of the usual services performed by a property management company or leasing

manager, Agent shall be entitled to receive as additional compensation therefore an amount commensurate with such services.

7. **MAINTENANCE COMPLETED OUTSIDE OF NORMAL BUSINESS HOURS; ON CALL STIPEND.** In the event Agent utilizes its employed maintenance staff to provide services in accordance with the Property Management Agreement, then Owner agrees that it shall pay Agent consistent with the following: (a) If maintenance work is completed during normal business hours (Monday through Friday 8 a.m. – 5 p.m. Central Time, except state and federal holidays), then Owner shall pay Agent an amount equal to 200% of the performing maintenance person's then-current hourly wage; or (b) If maintenance work is completed outside of normal business hours (state and federal holidays, weekends and before 8 a.m. or after 5 p.m. Central Time), then Owner shall pay Agent an amount equal to 250% of the performing maintenance person's then-current hourly wage. It is anticipated that the maintenance person(s) providing services to the Premises will have an hourly wage of between $18-$40 during the term of this Agreement, but such wage is subject to review and change by Agent without notice to Owner, and the wages payable hereunder are in no way limited to such anticipated wages.

8. **AMENDMENT**. Agent may amend the current fee schedule or create new fees for current or new services in Agent's sole and absolute discretion. Agent will give Owner written notice of the amended or new fee. Owner will have 10 days within which to object to the amended or new fee. If Owner does not provide to Agent written notice of objection to the revised or new fee within the 10-day objection window, such amended or new fee will become effective without further notice. If Owner does provide to Agent written notice of objection to the revised or new fee within the 10-day objection window, such amended or new fees will not become effective unless both parties agree to such fees in writing.